Exhibit 99.1

Boston Therapeutics Names Jonathan B.Rome Chief Operating Officer

Former CEO of ThePharmaNetwork and Ascend Laboratories to Accelerate Commercialization
of SUGARDOWN® and Filing an ANDA for BTI-7

MANCHESTER, NH--(Marketwire-11/13/12)-Boston Therapeutics, Inc. (OTCQB: BTHE) (“Boston Therapeutics” or “the Company”), a developer of complex carbohydrate therapeutics to treat diabetes and inflammatory diseases, today announced that Jonathan B. Rome was named Chief Operating Officer (“COO”).  Mr. Rome’s primary responsibilities will include accelerating the commercialization of SUGARDOWN® and filing an Abbreviated New Drug Application (“ANDA”) for BTI-7, a new chewable dosage form of the diabetes drug metformin hydrochloride.

“Jonathan Rome has more than 30 years’ experience and success in the sales, marketing and distribution of pharmaceutical products and developing collaborations around the world,” said David Platt, Ph.D., Chief Executive Officer, Boston Therapeutics, Inc.  “Jonathan is an excellent choice to commercialize SUGARDOWN® and to lead the filing of an ANDA to market BTI-7.”

“I am excited about joining Boston Therapeutics,” said Jonathan Rome.  “The elements for success are here:  excellent complex carbohydrate chemistry, products to address unmet medical needs in a very large diabetes market worldwide and a talented and dedicated team.  I am confident we can be successful and take the Company to the next level.”

SUGARDOWN® is a non-systemic chewable complex carbohydrate dietary supplement tablet designed to control post-meal blood glucose.  According to market analysts, metformin is the most widely prescribed diabetes drug in the world with yearly sales of approximately $1.8 billion.  In the U.S. alone, approximately 50 million prescriptions for metformin were filled in 2010.

Mr. Rome was the Founder, President and Chief Executive Officer of ThePharmaNetwork, LLC which was focused on pharmaceutical portfolio development, licensing, sales, marketing and distribution of pharmaceuticals and APIs as well as sales, marketing and distribution of finished products under the Ascend Laboratories, LLC label to all major U.S. customers; a Founder of Beijing-based AlliancePharm LLC; a Founder of Shanghai-based TPN China, Inc.; and a Founder of Rome, Italy-based TPN Italia.  Mr. Rome specializes in collaborations, global supply chain, sales and marketing, licensing and has extensive outsourcing experience through a high quality network spanning five continents.

About Boston Therapeutics, Inc.
Boston Therapeutics, headquartered in Manchester, NH, (OTCQB: BTHE) is a leader in the field of complex carbohydrates.  The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: SUGARDOWN®, a non-systemic chewable complex carbohydrate dietary supplement tablet designed to moderate post-meal blood glucose; BTI-7, a new chewable dosage form of the diabetes drug metformin hydrochloride;   PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, and IPOXYN™, an injectable anti-necrosis drug specifically designed to treat lower limb ischemia associated with diabetes. More information is available at www.bostonti.com.

Forward-Looking Statements
The Company's views as of the date of this press release should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.  This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. More information about those risks and uncertainties is contained and discussed in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Phone: 603-935-9799
Email anthony.squeglia@bostonti.com
www.bostonti.com

Investor Relations:
MZ Group
Scott Powell
Senior Vice President
Phone: 212-301-7130
Email: scott.powell@mzgroup.us
Web: www.mz-ir.com